Exhibit 21.1

Subsidiaries of the Registrant

Limelight Networks Canada Inc. incorporated in Canada
Limelight Networks Do Brasil Ltda incorporated in Brazil
Limelight Networks France SARL incorporated in France
Limelight Networks Germany GmbH incorporated in Germany
Limelight Networks Hong Kong Limited incorporated in Hong Kong
Limelight Networks India Private Limited incorporated in India
Limelight Networks International, Inc. incorporated in Delaware
Limelight Networks Italia S.r.l. incorporated in Italy
Limelight Networks Japan, Ltd. incorporated in Japan
Limelight Networks Korea Ltd. incorporated in Korea
Limelight Networks Netherlands B.V. incorporated in Netherlands
Limelight Networks Singapore PTE LTD. incorporated in Singapore
Limelight Networks Ukraine, LLC incorporated in Ukraine
Limelight Networks (UK) Limited incorporated in the United Kingdom
Limelight Networks VPS, Inc. incorporated in Delaware
Limelight Web Technologies (IL) Ltd., incorporated in Israel
Mojo Merger Sub. LLC